Exhibit 10(w)(i)

Metropolitan Life Insurance Company
200 Park Avenue, New York, New York 10166

CERTIFICATE RIDER

Group Policy No.:    91360-2-G

Policyholder:    Northrop Grumman Corporation

Effective Date:    July 1, 2016

The certificate is changed as follows:

Applicable to Basic Life Insurance for all employees of the Policyholder participating in one of the following executive classes: Class I – Chief Executive Officer (CEO); Class II – Elected Officers, direct reports to CEO; Class III – Elected Officers, non-direct reports to CEO; or Class IV – all other Vice Presidents of NGC

In the GENERAL PROVISIONS section, replace Beneficiary with the following:

“Beneficiary

You may designate a Beneficiary in Your application or enrollment form. You may change Your Beneficiary at any time. To do so, You must send a Signed and dated, Written request to Us using a form satisfactory to Us. Your Written request to change the Beneficiary must be sent to Us within 30 days of the date You Sign such request.

You do not need the Beneficiary’s consent to make a change. When We receive the change, it will take effect as of the date You Signed it. The change will not apply to any payment made in good faith by Us before the change request was recorded.

If two or more Beneficiaries are designated and their shares are not specified, they will share the insurance equally.

If there is no Beneficiary designated or no surviving designated Beneficiary at Your death, We will determine the Beneficiary according to the following order:

1.	Your Spouse or Domestic Partner;

2.	Your child(ren), if there is no surviving Spouse or Domestic Partner; or

3.	Your estate.

Any payment made in good faith will discharge our liability to the extent of such payment.

If a Beneficiary or a payee is a minor or incompetent to receive payment, We will pay that person's
Guardian.”

This rider is to be attached to and made part of the certificate.

CR2000